Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020
blankrome.com

August 28, 2026

Adial Pharmaceuticals, Inc.
4870 Sadler Road, Ste 300
Glen Allen, VA 23060

Re: Adial Pharmaceuticals, Inc. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 25,148,970 shares of common stock, par value $0.001 per share (“Common Stock”), of Adial Pharmaceuticals, Inc. (the “Company”), consisting of: (i) 437,421 shares of Common Stock (the “Merger Common Shares”) issued by the Company to the former stockholders of Azora Therapeutics, Inc. (“Azora”); (ii) 12,930,601 shares of Common Stock issuable upon the conversion of 12,930.601 shares (the “Merger Preferred Shares”) of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), issued by the Company to the former stockholders of Azora; (iii) 9,749,345 shares of Common Stock issuable upon exercise of pre-funded warrants (the “PIPE Pre-Funded Warrants”) that the Company issued to accredited investors (the “PIPE Investors”) in a private placement transaction on June 12, 2026, and (iv) 2,031,603 shares of Common Stock issuable upon exercise of pre-funded warrants (the “Noteholder Pre-Funded Warrants” and, together with the PIPE Pre-Funded Warrants, the “Initial Closing Pre-Funded Warrants”) that the Company issued to the former convertible noteholders (the “Former Azora Noteholders”) of Azora on June 11, 2026 in exchange for the extinguishment of the payment guaranty and the retirement of the notes held by the Former Azora Noteholders in the principal amount of $5,500,000. The Merger Common Shares and the Merger Preferred Shares were issued to the former stockholders of Azora pursuant to that Agreement and Plan of Merger, dated June 11, 2026 (the “Merger Agreement”), by and among the Company, Adial Merger Sub I, Inc., Adial Merger Sub II, LLC, and Azora. The PIPE Pre-Funded Warrants were sold and issued to the PIPE Investors pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated June 11, 2026, by and among the Company and the PIPE Investors. The Noteholder Pre-Funded Warrants were issued to the Former Noteholders pursuant to exchange agreements (the “Exchange Agreements”), dated June 11, 2026, by and between the Company and the Former Azora Noteholders. The shares of Common Stock issuable upon conversion of the Merger Preferred Shares are referred to herein as the “Merger Conversion Shares” and the shares of Common Stock issuable upon exercise of the Initial Closing Pre-Funded Warrants are referred to herein as the “Initial Closing Warrant Shares.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Certificate of Designation of the Series A Preferred Stock (“Certificate of Designation”); (iv) the Purchase Agreement; (v) the Exchange Agreements; (vi) the form of Initial Closing Pre-Funded Warrants; (vii) resolutions adopted by the Board of Directors of the Company; (viii) the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”); (ix) the amended and restated bylaws of the Company; and (x) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinion hereinafter expressed.

In rendering the opinions set forth herein, we have assumed without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. We have also assumed that the Company will, at the time of any issuance of the Merger Conversion Shares and Initial Closing Warrant Shares have a sufficient number of authorized but unissued shares of Common Stock pursuant to its Certificate of Incorporation to so issue the relevant number of Merger Conversion Shares and Initial Closing Warrant Shares and that such Merger Conversion Shares and Initial Closing Warrant Shares will be issued for not less than the par value of the Common Stock.

We have also assumed that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act and comply with all applicable laws and such effectiveness shall not have been terminated or rescinded; and (ii) at the time of the issuance of the Merger Preferred Shares and Initial Closing Warrant Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

●	the Merger Common Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable.

●	the Merger Conversion Shares have been duly authorized for issuance and, when issued and delivered in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable.

●	the Initial Closing Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Initial Closing Pre-Funded Warrants, including the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP